Exhibit 23

                         Consent of Independent Auditors
                         -------------------------------



The Board of Directors
Piedmont Bancorp, Inc.


We consent to incorporation by reference in the registration statement on Form S-8 of Piedmont Bancorp, Inc. of our report dated July 19, 1999, relating to the consolidated balance sheets of Piedmont Bancorp, Inc. as of June 30, 1999 and 1998 and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended June 30, 1999, which is incorporated by reference in the June 30, 1999 annual report on Form 10-K of Piedmont Bancorp, Inc.



                                                              /s/KPMG LLP
                                                              -----------
                                                              KPMG LLP




Raleigh, North Carolina
September 28, 1999